EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2016, with respect to the financial statement of Olden Lane Trust, Series 1, comprising Olden Lane Outcome Series Capped Performance Portfolio with Contingent Protection Linked to the S&P 500 Index due February 21, 2019, contained in Amendment No. 6 to the Registration Statement on Form S-6 (File No. 333-202887) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Chicago, Illinois

July 8, 2016